Exhibit 10.2

PENDRELL CORPORATION

RESTRICTED STOCK GRANT NOTICE

(2012 EQUITY INCENTIVE PLAN)

Pendrell Corporation (the “Company”) hereby awards to the Participant identified below (“You”) the number of restricted shares (the “Restricted Shares”) of the Company’s Class A Common Stock specified and on the terms set forth below (the “Award”). The Award is subject to all of the terms and conditions set forth in the Company’s 2012 Equity Incentive Plan (the “Plan”) and your Restricted Stock Award Agreement (the “Award Agreement”), both of which are included with this notice. Capitalized terms used and not defined in this notice shall have the meanings set forth in the Plan or the Award Agreement.

Name:
Date of Grant:
Number of Restricted Shares:

Vesting Schedule:	Unless you are party to an employment letter, employment agreement or similar agreement that provides you with more favorable vesting provisions (an “Employment Agreement”), your Award will vest as follows, with vesting terminating upon termination of Continuous Service:

Special Tax Withholding Right:	You will recognize ordinary income when the Restricted Shares vest under your Award Agreement, for which the Company will be required to withhold income taxes. You may direct the Company to withhold a portion of the shares issuable under your Award Agreement and to pay the withholding tax on your behalf to the appropriate taxing authorities, as provided in Section 7 of the Award Agreement.

Additional Terms/Acknowledgements: You acknowledge receipt of this notice, and understand and agree that your Award is subject to the Award Agreement, the Plan and, if applicable, your Employment Agreement. In that regard, any reference in your Employment Agreement to vesting of “restricted stock,” “restricted stock units” or “RSUs” shall apply to the vesting of the Award, unless your Employment Agreement contains explicit provisions to the contrary. You further acknowledge that this notice, your Employment Agreement (if applicable), your Award Agreement and the Plan set forth the entire understanding between you and the Company regarding the Award and supersedes all prior oral and written agreements on that subject.

By accepting this Award, you consent to receive Plan documents by electronic delivery, including the Plan prospectus relating to the registration of the shares issuable upon the vesting of the restricted stock units, and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

PENDRELL CORPORATION	YOU:

By:
Signature

PENDRELL CORPORATION

2012 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

In consideration of your services, Pendrell Corporation (the “Company”) has awarded you a Restricted Stock Award (the “Award”) under its 2012 Equity Incentive Plan (the “Plan”) for the number of restricted shares set forth in the Restricted Stock Grant Notice (the “Grant Notice”) that accompanied this Restricted Stock Award Agreement (this “Award Agreement”). Capitalized terms not defined in this Award Agreement shall have the meanings given to them in the Plan

The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.

1. GRANT OF THE AWARD. The Company hereby issues to you the number of shares of the Company’s Class A Common Stock indicated in the Grant Notice (the “Restricted Shares”). You shall own the Restricted Shares subject to the provisions of the Plan and this Award Agreement. This Award was granted in consideration of your services to the Company. You will not be required to make any payment to the Company (other than past and future services to the Company) for the Award or the vesting of the Restricted Shares or the release of the Restricted Shares to you.

2. SHARES HELD IN ESCROW. Unless and until the Restricted Shares have vested in the manner set forth in the Grant Notice and been released to you by the Company, the Restricted Shares will be held in escrow by the Company as escrow agent, and may not be sold, transferred or otherwise disposed of, and will not be pledged or otherwise hypothecated. The Company may instruct its transfer agent to place a legend on the Restricted Shares, or otherwise place a notation in its corporate records, noting the restrictions set forth in this Award Agreement. The Company will deliver the Restricted Shares to you only after, and not until, the Restricted Shares have vested and the tax withholding obligations described in Section 7 of this Agreement are satisfied.

3. VESTING. Subject to any acceleration provisions, rights and limitations contained in any employment letter, employment agreement or similar agreement that provides you with more favorable vesting provisions, your Award will vest, if at all, in accordance with the vesting schedule contained in the Grant Notice. Upon termination of your Continuous Service for any reason, the Restricted Shares that are not vested on the date of such termination (after taking into account any vesting acceleration provisions in your Employment Agreement) will be forfeited at no cost to the Company and you will have no further right, title or interest in such Restricted Shares.

4. NUMBER OF RESTRICTED SHARES. The number of Restricted Shares subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan, in which case any additional Restricted Shares issued to you as a result of the Capitalization Adjustment shall be subject to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the Restricted Shares from which the additional Restricted Shares are generated. However, no fractional shares or rights for fractional shares of Class A Common Stock shall be created pursuant to this Section 4. The Plan Administrator shall, in its discretion, determine an equivalent benefit for any fractional shares that would otherwise be created by the adjustments referred to in this Section 4.

5. TRANSFER RESTRICTIONS. You may not assign, donate, pledge or transfer your Award, except by will or by the laws of descent and distribution. Any attempt to do so other than as a result of your death will be void.

6. AWARD NOT A SERVICE CONTRACT.

(a) Nothing in this Award Agreement, the Plan or any covenant of good faith and fair dealing that may be found implicit in this Award Agreement or the Plan shall: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit unless such right or benefit has specifically accrued under the terms of your Employment Agreement, this Award Agreement or Plan; or (iv) alter the Company’s right to terminate you at will and without regard to any future vesting opportunity that you may have.

(b) By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award is earned only by continuing as an employee, director or consultant at the will of the Company (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate, which could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Award Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Award Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Award Agreement.

7. WITHHOLDING OBLIGATIONS.

(a) You hereby authorize the Company to withhold or otherwise make adequate provision for any sums required to satisfy any federal, state, local and foreign tax withholding obligations which arise in connection with your Award. You shall facilitate the Company’s withholding by either: (i) allowing the Company to withhold cash from any compensation otherwise payable to you by the Company; (ii) tendering to the Company a cash payment; (iii) allowing the Company to redeem Restricted Shares with a Fair Market Value equal to the amount of the withholding tax; or (iv) entering into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority whereby you irrevocably elect to sell a portion of your Restricted Shares to satisfy the withholding tax and whereby the broker-dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding tax directly to the Company or its designated Affiliate.

(b) Unless your withholding tax obligations are satisfied, the Company shall have no obligation to deliver to you any of the certificates representing the Restricted Shares.

8. STATUS AS A SHAREHOLDER. Except as expressly stated in this Award Agreement, you shall have the rights and privileges of a shareholder of the Company with respect to the Restricted Shares regardless of their vested or unvested status, or the fact that the Restricted Shares are held in escrow (as contemplated by Section 2), including the right to vote such Restricted Shares and receive all dividends and distributions on the Restricted Shares.

9. OTHER DOCUMENTS. You acknowledge receipt of the Company’s insider trading policy, in effect from time to time, and you agree to comply with such policy with respect to any Restricted Shares.

10. NOTICES. Any notices provided for in your Award or the Plan shall be given in writing (including electronically) and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award you consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

11. MISCELLANEOUS.

(a) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(b) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.

(c) This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d) All obligations of the Company under the Plan and this Award Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

12. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Award Agreement, in the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control. In addition, your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

13. SEVERABILITY. If all or any part of this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Award Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

14. AMENDMENT. This Award Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Award Agreement may be amended solely by the Plan Administrator by a writing which specifically states that it is amending this Award Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Plan Administrator reserves the right to change, by written notice to you, the provisions of this Award Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

15. NO OBLIGATION TO MINIMIZE TAXES. The Company has no duty or obligation to minimize the tax consequences to you of this Award and will not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.

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This Award Agreement will be deemed to be signed by you upon the signing by you of the Restricted Stock Grant Notice to which it is attached.